EXHIBIT 99.1

NEWS RELEASE
For Release: Thursday, July 21, 2005, 3:05 pm Central Time	Contact: Howard Root, CEO James Hennen, CFO Vascular Solutions, Inc. (763) 656-4300

VASCULAR SOLUTIONS ANNOUNCES PROFITABILITY
AND RECORD SECOND QUARTER RESULTS

Net sales increase 53% from Q2 of 2004 to record $8.1 million.
Vascular Solutions achieves first profitable quarter, with net income of $75,000.

        MINNEAPOLIS, Minnesota — Vascular Solutions, Inc. (Nasdaq:VASC) today announced its first quarterly profit and record quarterly net sales in its results for the second quarter ended June 30, 2005.

        Net sales during the second quarter were $8,079,000, an increase of 53% from net sales of $5,275,000 in the second quarter of 2004. The three primary contributors to the 53% increase in sales were continued growth in sales of the D-Stat Dry hemostatic bandage, strong international sales of the Pronto extraction catheter and substantial growth in sales of the Vari-Lase endovenous laser product line. In total, over 79% of net sales in the second quarter came from sales of five new products that Vascular Solutions has launched in the U.S. since 2003.

        The resulting net income for the second quarter was $75,000 or $0.00 per share, representing Vascular Solutions’ first profitable quarter, and improving from a net loss of $999,000 or $0.07 per share in the second quarter of 2004. During the second quarter the company incurred $139,000 in expenses related to the development and qualification of a new supply of thrombin, a primary component of its hemostatic products. The thrombin qualification work and expenses are expected to be completed by the end of 2006. Excluding these thrombin qualification expenses, the company achieved adjusted net income of $214,000 in the second quarter.

        “The second quarter continued our rapid sales ramp from new clinically-based interventional medical devices developed, manufactured and sold by Vascular Solutions,” commented Howard Root, Chief Executive Officer of Vascular Solutions. “Building from our consistent quarterly sales growth over the last two years, our direct sales force increased sales sequentially by over $800,000, or 11%, in the second quarter to achieve another new sales record. Looking forward, we expect to continue to set new quarterly sales records and increase our profitability each quarter for the foreseeable future.”

        Net sales of the D-Stat Dry product line were $3,385,000 during the second quarter, an increase of 8% sequentially from the first quarter. A total of 474 accounts in the U.S. purchased the D-Stat Dry in the second quarter, with an increasing re-order rate of 80%. “In the second quarter we continued to drive the customer expansion and competitive position of the D-Stat Dry,” commented Mr. Root. “We believe that this growth will continue, benefiting from the results of our recently completed 376 patient multi-center randomized clinical study of the use of the Dry which we expect will be presented at the TCT meeting in October.”

        The recently branded Thrombix (formerly known as the D-Stat Dry 3x3) trauma bandage continues to proceed through clinical evaluations and discussions with potential corporate distribution partners. “During the second quarter, at the request of an interested potential corporate partner, we performed clinical evaluations of the Thrombix bandage at several hospital emergency rooms,” commented Mr. Root. “This evaluation successfully demonstrated the clinical utility of the Thrombix bandage. However, during the quarter the potential corporate partner experienced a corporate reorganization that has now delayed and decreased their interest in distributing our Thrombix bandage. As a result, we are re-starting our search for an acceptable distribution partner. We continue to believe that the Thrombix bandage can be a substantial product for Vascular Solutions; however, we also believe that launching this product requires an appropriate and motivated distribution partner in order to be successful.”

        Net sales of the Pronto extraction catheter totaled $1,645,000 in the second quarter, an increase of 28% sequentially from the first quarter. “In the second quarter we commenced sales of the Pronto in Japan through our distribution partner Nihon Kohden,” commented Mr. Root. “The Japanese launch has achieved exceptional early clinical results and strong second quarter sales, with substantial re-orders already occurring in the third quarter. We remain on track to launch the next version Pronto V3 in the U.S. and international markets before the end of 2005, which we expect will further increase our Pronto sales. In the second quarter we also filed our 510(k) and responded to FDA comments on the Pronto-Short version designed for the treatment of clotted hemodialysis grafts and fistulas. We expect to launch the Pronto Short version in the U.S. in the third quarter.”

        Net sales of the Vari-Lase endovenous laser product line totaled $1,184,000 in the second quarter, an increase of 174% over the prior year quarter and 33% sequentially from the first quarter. “Now that we have been selling the Vari-Lase console for over one year, our 65 person direct U.S. sales force is more comfortable with the endovenous laser procedure and selling the capital equipment portion,” commented Mr. Root. “We also are seeing increased procedural volume due to the growing installed base of Vari-Lase consoles and improved reimbursement. With several new Vari-Lase product iterations in process, and with Vascular Solutions having the largest direct sales force in the endovenous laser market, we expect to see both increased market share and market growth with our Vari-Lase product line throughout 2005.”

        Net sales of the Duett sealing device product line totaled $1,045,000 in the second quarter of 2005. “We continue to support and ‘harvest’ our Duett product line, and our direct sales force has maintained the majority of our long-time Duett customers while this business has continued to decline as forecasted,” commented Mr. Root.

        Net sales of the D-Stat Flowable hemostat increased to $513,000 in the second quarter of 2005, an increase of 11% from $461,000 in the first quarter. “We are very close to submitting our PMA for the prepectoral pocket indication for use of the D-Stat Flowable in pacemaker and ICD implant procedures,” commented Mr. Root. “With the favorable results of our 269 patient Pocket Protector study, we continue to believe that the market opportunity for the use of D-Stat Flowable to prevent pocket hematomas is in excess of $10 million annually and should be available to us starting in 2006.”

        Overall gross margin across all products was 71% in the second quarter, benefiting from the higher gross margins and increasing sales of the D-Stat Dry and Pronto product lines.

        The company also provided an update on its progress in the development and launch of new interventional medical devices. “In the second quarter we received approval and started clinical evaluations of the ThrombiGel hemostatic foam product, with substantial sales activities starting in July,” commented Mr. Root. “During the remainder of 2005, we expect to launch the Skyway and TwinPass catheters, two specialty catheters for Interventional cardiology, in addition to the Pronto V3 and Pronto Short product line extensions. Beyond these new products, we also have the Handy power syringe and a new product for use in treating chronic total occlusions scheduled for launch in 2006.”

        During the second quarter, the company incurred $139,000 of expenses related to the development and qualification of a new source of thrombin for use in its D-Stat Dry, D-Stat Flowable, Duett and other hemostatic products. “As a result of our meetings with the FDA, we have decided to bifurcate our FDA submissions for the thrombin project, which should allow us to expedite the application for the use of Thrombin-VSI as a component in our existing hemostatic products by the end of 2006, followed by the application for the direct sale of Thrombin-VSI into the $250 million annual U.S. market for thrombin expected in 2007,” Mr. Root commented.

Conference Call & Webcast Information

        Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release. The live web cast may be accessed on the investor relation’s portion of our web site at www.vascularsolutions.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to download and install any necessary audio software. An audio replay of the call will be available until Thursday, August 4th by dialing 1-800-642-1687 and entering conference ID # 7677548. A recording of the call will also be archived on the investor relation’s portion of the Company’s web site, www.vascularsolutions.com until Thursday, August 11th. During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.
CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)

Net sales	$8,079	$5,275	$15,353	$9,734
Cost of goods sold	2,308	1,602	4,366	3,018

Gross profit	5,771	10,987	3,673	6,716

Operating expenses:
Research and development	965	817	1,844	1,805
Clinical and regulatory	536	498	977	887
Sales and marketing	3,380	2,829	6,470	5,430
General and administrative	664	496	1,250	1,017
Thrombin qualification	139	—	626	—
Amortization of purchased technology	54	54	109	109

Operating income (loss)	33	(1,021)	(289)	(2,532)
Interest income	42	22	75	34
Net income (loss)	$75	$(999)	$(214)	$(2,498)

Net income (loss) per share - basic	$0.01	$(0.07)	$(0.01)	$(0.18)

Weighted average shares outstanding - basic	14,480	14,077	14,427	13,651

Net income (loss) per share - diluted	$0.00	$(0.07)	$(0.01)	$(0.18)

Weighted average shares outstanding - diluted	15,600	14,077	14,427	13,651

VASCULAR SOLUTIONS, INC.
CONDENSED BALANCE SHEETS

	June 30, 2005 (unaudited)	December 31, 2004 (note)
ASSETS
Current assets:
Cash and cash equivalents	$7,047	$7,184
Accounts receivable, net	4,301	3,534
Inventories	3,751	3,659
Prepaid expenses	534	588

Total current assets	15,633	14,965
Property and equipment, net	1,486	1,374
Intangible assets	374	483

Total assets	$17,493	$16,822

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$3,334	$3,132
Shareholders’ equity:
Total shareholders’ equity	14,159	13,690

Total liabilities and shareholders’ equity	$17,493	$16,822

Note: Derived from the audited balance sheet at that date.

Use of Non-GAAP Measures

        Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in the Company’s business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this press release, the Company has reported a non-GAAP measure called adjusted net income which excludes certain expenses relating to the qualification of a new supply of thrombin. On October 18, 2004, the Company entered into a supply agreement with Sigma-Aldrich Fine Chemicals for the development, manufacture and supply of bulk thrombin for use in the Company’s hemostatic products. The Company estimates that the development and qualification of this new supply of thrombin will take approximately two years to complete, with estimated expenditures through the end of 2006 expected to be approximately $3.7 million in operating expenses, $3.0 million in inventory purchases (in addition to inventory purchased from the current supplier of thrombin) and $0.8 million in capital equipment purchases. Management believes that although the qualification expenses are a recurring cost it is useful to exclude them from net income given the short duration of these expenses and the expectation that similar expenses will not need to be incurred for the foreseeable future. Management uses the adjusted net income measure in its internal analysis and review of operational performance. Management includes the thrombin qualification expenses as well as the related inventory and capital equipment purchases in its cash projections. Management believes that this adjusted net income measure provides investors with useful information in comparing the Company’s performance over different periods, particularly when comparing this period to periods in which the Company did not incur any expenses relating to the qualification of its new thrombin supply. By using this non-GAAP measure management believes that investors get a better picture of the performance of the Company’s underlying business. Management encourages investors to review the Company’s net income prepared in accordance with GAAP to understand the Company’s performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on the Company’s financial results.

About Vascular Solutions

        Vascular Solutions, Inc. is a medical device company that focuses on developing unique solutions for unmet clinical opportunities within Interventional radiology and Interventional cardiology. New products introduced since the second half of 2003 include the Vari-Lase® endovenous laser product line for the treatment of varicose veins, the D-Stat Dry™ hemostatic bandage for the rapid control of topical bleeding, the Pronto™ extraction catheter for the mechanical extraction of soft thrombus and the Langston™ dual lumen catheter for the measurement of aortic stenosis. The Company’s other major products include the Duett™ sealing device to rapidly seal the puncture site following catheterization procedures, the D-Stat® Flowable hemostat for the local management of active bleeding, and the Acolysis® intravascular therapeutic ultrasound product which is sold in international markets for the treatment of peripheral occlusive arterial disease.

        The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2004 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, limited working capital, lack of profitability, exposure to intellectual property claims, dependence on key vendors, exposure to possible product liability claims, the development of new products by others, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, and actions by the FDA.

        For further information, connect to www.vascularsolutions.com.

###